Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A common shares of VPC Impact Acquisition Holdings, filed February 12, 2021 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Corbin Capital Partners Group, LLC

By:	/s/ Daniel Friedman
Name:	Daniel Friedman
Title:	Authorized Signatory

Corbin Capital Partners, L.P.

By:	/s/ Daniel Friedman
Name:	Daniel Friedman
Title:	General Counsel

February 12, 2021